SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2004

Cox Communications, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-6590	58-2112281

(State or other	(Commission	(I.R.S. Employer
jurisdiction of incorporation)	File Number)	Identification No.)

1400 Lake Hearn Drive Atlanta, Georgia	30319

(Address of principal executive offices)	(Zip Code)

(404) 843-5000

(Registrant’s telephone number, including area code)

Item 5. Other Events.
SIGNATURE

Item 5.     Other Events.

     As previously reported, on July 16, 2004, Cox Communications, Inc. received notice from DR Partners of its election to exercise its right to require that Cox purchase its 25% interest in TCA Cable Partners (the “Partnership”), pursuant to the Amended and Restated General Partnership Agreement of TCA Cable Partners dated April 11, 1996 (the “Partnership Agreement”). The Partnership is a general partnership owned 75% by Cox (indirectly owned through subsidiaries) and 25% by DR Partners, operating cable systems in the Southwest, mainly Arkansas, serving approximately 260,000 customers. On August 12, 2004, in accordance with the terms of the Partnership Agreement, Cox agreed to pay DR Partners total cash consideration of approximately $153.0 million for its interest in the Partnership and for the settlement of any and all disputes between DR Partners and Cox relating to the Partnership. Closing of this transaction is subject to receipt of any necessary regulatory approvals or consents and, although certain conditions to closing are outside of its control, Cox expects to complete this transaction in the third quarter of 2004.

     As previously reported, in September 2002, a committee of bondholders of Excite@Home sued Cox and Comcast Corporation, among others, in the United States District Court for the District of Delaware, alleging the realization of short-swing profits under Section 16(b) of the Securities Exchange Act of 1934 from purported transactions relating to Excite@Home common stock involving Cox, Comcast and AT&T Corp., and purported breaches of fiduciary duty. For a more detailed description of this lawsuit, refer to Note 12, “Commitments and Contingencies” in Cox’s Condensed Consolidated Financial Statements filed in Part I of its Form 10-Q for the quarter ended June 30, 2004. On December 22, 2003, Cox filed a motion to dismiss, or, in the alternative, for judgment on the pleadings, with respect to the Section 16(b) claim, and on August 12, 2004, the court granted Cox’s motion and dismissed the Section 16(b) claim.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COX COMMUNICATIONS, INC.
Date: August 20, 2004	By:	/s/ James O. Robbins
James O. Robbins
President and Chief Executive Officer